Exhibit 21.1

List of Subsidiaries for Valley Forge Composite Technologies, Inc.

1.	Valley Forge Detection Systems, Inc.,
a Florida corporation

2.	Valley Forge Aerospace, Inc.,
a Florida corporation

3.	Valley Forge Imaging, Inc.,
a Florida corporation

4.	Valley Forge Emerging Technologies, Inc.,
a Florida corporation